Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For immediate release

Peak Resorts Reports Results for Second Quarter and First Half of FY2015

Reported Periods Ended Prior to November IPO and Start of the 2014‑2015 Ski Season

Wildwood, Missouri, January 5, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results for the second quarter and first half of its 2015 fiscal year, periods that ended October 31, 2014.

Since the end of the second quarter, the company has completed its initial public offering and kicked off the 2014-2015 ski season:

•	On a same-resort basis, advance lift ticket and seasonal product sales for the first two months of the third quarter were up more than 11 percent over the average of the past five years
•	Skier visits for the first two months of the third quarter are running well ahead of the average of the past five years in the Northeastern region
•	Introduction of new direct-to-lift RFID technology for season pass holders has been well received
•	Proceeds from the offering of $82 million were used, as planned, to prepay $75.8 million of debt in early December, reducing the company’s total outstanding debt to approximately $100 million
•	Board declared initial cash dividend of $0.1091 per share of common stock with the current indicated annual dividend at $0.55 per share.

Timothy D. Boyd, Peak Resorts’ president and chief executive officer, commented, “While the best skiing months do not coincide with the first two quarters of our fiscal year – or even the early months of our third quarter in warmer years – we are pleased to see advance sales running so strongly ahead of the average of the past five years, and are comfortable with the level of activity at our resorts through the first two months of this year’s third fiscal quarter. Given seasonal weather expectations, we remain confident in the outlook for the remainder of the ski season.”

Boyd added, “All 13 of our resorts now have been open for at least one weekend since mid-November, with several open over the Thanksgiving holiday weekend. All resorts were open during a portion of the Christmas/New Year’s holiday period.

“Total skier visits through the first two months of the third quarter are behind the average for the past five years because of the timing of resort openings in the Midwest.  The number of skier visits at our six Northeastern resorts is running ahead of the five-year average, as most of those resorts were open by mid-December.  The resorts in our Midwestern region usually open later in the season because of geographic differences in weather patterns. In our experience, however, these Midwestern day-drive resorts typically rebound quickly because of their close proximity to the customer base.

Boyd added, “Looking longer term, we believe Peak Resorts is positioned for continued growth – organically, through skier visits and revenue per skier increases, and through a continued focus on finding the right future acquisition opportunities to add to our growing portfolio.”

Three- and Six-Month Operating Results

Boyd added, “Due to the seasonality of the ski industry, approximately 90 percent of our revenue typically is divided almost equally between our third and fourth quarters, although we incur substantial operating expenses year round for staff and property-related expenses. As a result, we normally expect to report losses during the first half of any fiscal year, and this year’s first half was consistent with that pattern.”

(dollars in thousands except per share data)	Three months ended October 31,		Six months ended October 31,
	2014	2013	2014	2013

Revenues	$6,230	$6,187	$11,826	$11,207
Resort operating expenses	$11,151	$10,839	$21,597	$20,577
Loss from operations	$(6,887)	$(8,568)	$(15,963)	$(17,243)
Net Loss	$(6,743)	$(7,740)	$(14,903)	$(15,621)
Loss per share (basic and diluted)	$(1.69)	$(1.94)	$(3.74)	$(3.92)
Weighted average shares outstanding	3,982	3,982	3,982	3,982
EBITDA	$(6,480)	$(6,241)	$(13,038)	$(12,505)

Stephen J. Mueller, Peak Resort’s chief financial officer, added, “The primary reason for the growth in revenue for the three- and six-month periods was an increase in summer visits, particularly to our Mount Snow, Big Boulder and Attitash resorts. In September, we opened New England’s longest zip rider of over 5,000 feet and an additional span of approximately 2,500 feet at the Attitash resort, improving its appeal as a year-round destination, although the full benefit of that initiative largely will be seen in fiscal 2016.

“Resort operating expenses rose for both the three- and six-month periods predominantly because of higher compensation costs following wage increases implemented for full-time employees in October 2013.  General and administrative expenses rose because of legal fees related to litigation settled in the second quarter and an increase in professional fees as we prepared for the IPO. As a result, the loss from operations rose almost 5 percent in each period.  However, the net loss improved in each period due to a one-time gain in the second quarter of 2015, following the settlement of a lawsuit.”

Mueller added, “The loss on an EBITDA basis rose 3.8 percent for the quarter and 4.3 percent for the six months primarily because of an increase in loss from operations of   $0.3 million for the three months ended October 31, 2014, and $0.4 million for the six months ended October 31, 2014.”

Mueller noted, “We primarily invest in our resort properties in the summer months of our first and second quarters to enhance the experiences of our winter visitors.  In the first and second quarters of fiscal 2015, our capital expenditures totaled $6.3 million. Of that total, we spent $1.8 million on the zip rider at our Attitash resort. In addition, we invested $3.0 million to improve the efficiency of our snow making at Mount Snow, Wildcat and Attitash. For full-year 2015, we expect our total capital spending will be in the range of $8 million to $10 million, with our investment in growth-related projects closer to $5 million from $5.4 million in fiscal 2014.

“Going forward, we expect capital expenditures for our current resorts should be in our historic range for maintenance capital spending at 4 to 5 percent of revenue. Additional projects would largely be undertaken in conjunction with new development opportunities or future acquisitions.”

Balance Sheet

Mueller noted, “The November IPO proceeds were used, as planned, to reduce outstanding debt on a pro forma basis as of April 30, 2014, to approximately $100 million, which is 3.9 times the $25.4 million in EBITDA we reported for fiscal 2014 (12 months ended April 30, 2014).  Interest expense in the first half of the current fiscal year was $8.3 million. Based on the timing of the debt repayment, the lower level of debt and restructured borrowing terms, we anticipate interest expense in the second half of fiscal 2015 will be in the range of $5.5 million to $6.5 million.”

			April 30,
(dollars in thousands)	October 31, 2014		2014
	Pro forma	Actual	Actual
Cash (including restricted cash)	$23,535	$22,063	$26,249
Total assets	$219,877	$216,455	$207,291
Net property and equipment	$138,403	$138,403	$136,696
Debt (including current portion)	$101,574	$177,374	$175,902
Stockholders' equity	$67,807	$(11,415)	$3,063

At October 31, 2014, the company had 3,982,400 common shares outstanding, following a 100-for-one stock split effected November 20, 2014. On the same day, the company issued 10,000,000 shares in conjunction with the IPO. The company’s weighted average outstanding shares would be as follows for the remainder of the year, assuming no additional shares or options are issued during the second half of fiscal 2015:

	Three months ending January 31, 2015	Nine months ending January 31, 2015	Three months ending April 30, 2015	Year ending April 30, 2015

Weighted-average shares outstanding ***	11,971,183	6,627,328	13,982,400	8,420,756

Quarterly Investor Call and Webcast

Peak Resorts will hold its second-quarter investor conference call/webcast on Tuesday, January 6, at 9:00 a.m. EDT.

The call/webcast will be available via:

Webcast:http://edge.media-server.com/m/p/8ytgo4c3/lan/en

Conference Call:888-317-6016 (domestic) or
412-317-6016 (international)

A replay will be available on the Peak Resorts website (www.peakresorts.com) after the call concludes.

Definitions of Non-GAAP Measures

EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The company defines EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. The following table includes a reconciliation of EBITDA to net loss (in thousands):

(dollars in thousands except per share data)	Three months ended October 31,		Six months ended October 31,
	2014	2013	2014	2013
Net Loss	$(6,743)	$(7,740)	$(14,903)	$(15,621)
Income tax benefit	$(4,356)	$(5,005)	$(9,528)	$(9,986)
Interest expense, net	$4,298	$4,262	$8,640	$8,536
Depreciation and amortization	$2,308	$2,287	$4,614	$4,574
Investment income	$(3)	$(2)	$(6)	$(6)
Gain on sale/leaseback	$(83)	$(83)	$(166)	$(166)
Non-routine legal and settlement of lawsuit	$(1,901)	$40	$(1,689)	$164
EBITDA*	$(6,480)	$(6,241)	$(13,038)	$(12,505)

We have chosen to specifically include EBITDA as a measurement of our results of operations because we consider this measurement to be a significant indication of our financial performance and available capital resources. Because of large depreciation and other charges relating to our ski resorts, it is difficult for management to fully and accurately evaluate our financial results and available capital resources using net income. Management believes that by providing investors with EBITDA, investors will have a clearer understanding of our financial performance and cash flow because EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and (iii) is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for planning.

Items excluded from EBITDA are significant components in understanding and assessing financial performance or liquidity. EBITDA should not be considered in isolation or as alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed in the company’s prospectus filed pursuant to Rule 424(b)(2) with the Securities and Exchange Commission, dated November 20, 2014, as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Statement of Income (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2014	2013	2014	2013

Revenues	$6,230	$6,187	$11,826	$11,207
Costs and Expenses
Resort operating expenses	11,151	10,839	21,597	20,577
Depreciation and amortization	2,308	2,287	4,614	4,574
General and administrative expenses	947	820	2,033	1,655
Land and building rent	357	349	714	696
Real estate and other taxes	454	460	931	948
	15,217	14,755	29,889	28,450
Other Operating Income-gain on settlement of lawsuit	2,100	-	2,100	-

Loss from Operations	(6,887)	(8,568)	(15,963)	(17,243)

Other Income (expense)
Interest, net of interest capitalized of $157 and $286 in 2014 and $76 and $126 in 2013	(4,298)	(4,262)	(8,640)	(8,536)
Gain on sale/leaseback	83	83	166	166
Investment income	3	2	6	6
	(4,212)	(4,177)	(8,468)	(8,364)

Loss before income tax (benefit)	(11,099)	(12,745)	(24,431)	(25,607)
Income tax benefit	(4,356)	(5,005)	(9,528)	(9,986)
Net loss	$(6,743)	$(7,740)	$(14,903)	$(15,621)

Basic and diluted loss per share	$(1.69)	$(1.94)	$(3.74)	$(3.92)

Consolidated Balance Sheets

	(Unaudited)
	October 31,	April 30,
	2014	2014
Assets
Current assets
Cash and cash equivalents	$6,109	$13,186
Restricted cash balances	15,954	13,063
Deferred income taxes	875	875
Income tax receivable	9,528	-
Accounts receivable	220	396
Inventory	2,765	1,541
Prepaid expenses and deposits	2,167	1,433
	37,618	30,494
Property and equipment-net	138,403	136,696
Land held for development	36,932	36,877
Other assets	3,502	3,224
	$216,455	$207,291
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$7,871	$5,050
Accrued salaries, wages and related taxes and benefits	945	886
Unearned revenue	14,556	7,458
EB-5 investor funds in escrow	12,801	-
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	1,325	1,059
	37,831	14,786
Long-term debt	174,403	174,652
Capitalized lease obligation	1,646	191
Deferred gain on sale/leaseback	3,678	3,844
Deferred income taxes	9,682	9,682
Other liabilities	630	648
Stockholders' Equity
Common stock, $.01 par value, 20,000,000 shares authorized, 3,982,400 shares issued	40	40
Additional paid-in capital	385	385
Retained earnings (deficit)	(11,840)	3,063
	(11,415)	3,488
	$216,455	$207,291

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